EXHIBIT 99.16

AMENDED AND RESTATED
NON-COMPETITION AGREEMENT AND GENERAL RELEASE

This AMENDED AND RESTATED NON-COMPETITION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made as of this ____ day of March, 2003, by and between TIMOTHY S. HILL, a resident of Tennessee (“Hill”), and HEALTHMONT, INC., a Tennessee corporation (“HealthMont”).

R E C I T A L S:

A.       HealthMont employs Hill as its Chief Executive Officer pursuant to the terms and conditions set forth in that certain Amended and Restated Employment Agreement, dated as of February 1, 2002 (the “Employment Agreement”).

B.       HealthMont is a party to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 15, 2002, among SunLink Health Systems, Inc. (“SunLink”), HM Acquisition Corp., a wholly-owned subsidiary of SunLink (“HM Acquisition”), and HealthMont, as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of March ____, 2003. Under the Merger Agreement, SunLink is to acquire HealthMont through the merger of HealthMont with and into HM Acquisition (the “Merger”).

C.       In connection with the Merger, Hill has agreed to terminate his employment with HealthMont and to refrain from competing with HealthMont within certain geographical areas, all on the terms and conditions set forth herein.

NOW THEREFORE, for and in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.        Consideration. In consideration of the full performance of the promises by Hill contained in this Agreement, HealthMont agrees to pay to Hill the sum of one hundred seventy-five thousand dollars ($175,000). Such amount shall be paid in twelve equal monthly installments of $14,583.33 beginning on the first to occur of (i) date of termination of Hill’s employment with HealthMont (or any subsidiary thereof) or (ii) the date of the closing of the Merger (hereinafter, the “Termination Date”) and continuing on the first day of each month thereafter until paid in full; provided, however, that if the Termination Date occurs by reason of Hill’s voluntary termination of employment with HealthMont (or any subsidiary thereof), payment of such amount shall not begin until the first to occur of the closing date of the Merger or termination of the Merger Agreement. HealthMont shall have no right of offset or set-off with respect to amounts payable to Hill hereunder.

2.        Termination of Employment; Effect on Employment Agreement; Repayment of Loan. Effective as of the Termination Date, the Employment Agreement shall be terminated and shall no longer have any force or effect. Immediately prior to the completion of the Merger, Hill shall convey to HealthMont thirty-six thousand five hundred thirteen (36,513) shares of Common Stock in full payment of that certain loan from HealthMont to Hill in the original principal amount of eighty-nine thousand dollars ($89,000).

3.        Non-Competition. For a period of two (2) years following the Effective Date, Hill will not, within a fifty (50)-mile radius of any hospital owned or operated by HealthMont immediately prior to the completion of the Merger, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of the business of owning or operating hospitals. Notwithstanding the foregoing, during the two (2) year non-competition period and within the non-competition area, Hill shall be permitted: (i) to own, manage, operate, control, be employed by, participate in and/or be connected in any way with Dolly Vinsant Memorial Hospital, San Benito, Texas (“Dolly Vinsant”), or with any entity that owns, directly or indirectly, in whole or in part, Dolly Vinsant; (ii) to be employed by any entity, so long as Hill’s duties do not directly relate to the management or operation of any hospital within the non-competition area; and (iii) to be employed by a stand-alone hospital facility that is independently owned or controlled by a municipality or not-for-profit or business entity that does not have an ownership or management interest in any other hospitals in the United States. Hill acknowledges that the provisions of this paragraph are essential to the continued goodwill and profitability of HealthMont. Should any court determine that the provisions of this paragraph shall be unenforceable in respect to scope, duration, or geographic area, such court may substitute to the extent enforceable, provisions similar hereto or other provisions so as to provide HealthMont, to the fullest extent permitted by applicable law, the benefits intended by this paragraph.

4.        Release. In consideration of the full performance of the promises by HealthMont contained in this Agreement, Hill, knowingly and voluntarily, agrees that he and any person or entity acting for, through, or on behalf of him permanently releases, waives, acquits, and forever discharges HealthMont, any direct or indirect shareholder, parent, subsidiary, or affiliate of any of them, and all present and former officers, directors, agents, or employees of any of them, along with their successors, heirs, and assigns (the “Released Parties”), from any and all claims of any kind which Hill or such person or entity may now have, or at any time heretofore had, or at any other time may have against the Released Parties, whether known or unknown, accrued or unaccrued, attributable to any employment practice or other act or omission whatsoever of the Released Parties which allegedly occurred on or before the date hereof (“Released Claims”), it being the intention of the parties to make this release as broad and as general as the law permits. The only claims not released and discharged hereby are claims for enforcement of this Agreement or any other agreement entered into in connection with the Merger. Hill further agrees that he waives any and all right to recover any damages or compensation awarded as a result of any claim, charge, or lawsuit brought by any person or local, state, or federal governmental agency on any basis whatsoever related to his employment with HealthMont.

This Agreement applies to, but is not limited to, claims arising under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), the

Americans With Disabilities Act (“ADA”), the Fair Labor Standards Act (“FLSA”), the Family and Medical Leave Act (“FMLA”), Title VII of the Civil Rights Act of 1964, as amended (“Title VII”), and/or the Tennessee Human Rights Act (“THRA”).

5.        Remedies. In addition to any other rights and remedies available under this Agreement, at law or otherwise, HealthMont shall be entitled to an injunction to be issued by any court of competent jurisdiction enjoining and restraining Hill from committing any violation of Section 3 above. Any provision of Section 3 above which are deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

6.        Entire Agreement. This Agreement contains the sole and entire agreement between the parties relating to the subject hereof, and any representation, promise or condition not contained herein, or any amendment hereto, shall not be binding on any party unless set forth in a subsequent written agreement signed by an authorized representative of the party to be bound thereby.

7.        Governing Law; Consent to Jurisdiction. All questions concerning the interpretation and enforcement of this Agreement shall be determined by the internal laws of the State of Tennessee. Each party consents to the jurisdiction of the courts of that state, including the federal courts located therein, with respect to any litigation involving the enforcement of this Agreement and agrees that service of process against it in any such litigation may be made, in addition to any other means provided by law, by registered or certified mail, return receipt requested, addressed to the other party.

8.        Binding and Benefit. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Without limiting the generality of the preceding, this Agreement shall survive the Merger and inure to the benefit of HM Acquisition.

9.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HEALTHMONT, INC.:
By:

Name:	Timothy S. Hill
Title:	Chief Executive Officer and President

HILL:

Timothy S. Hill

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